NATIONAL FUEL GAS SUPPLY CORPORATION                 S-4
                         PROFORMA BALANCE SHEET                     Page 1 of 3
                           AT AUGUST 31, 1995
                              (UNAUDITED)
                        (Thousands of Dollars)

                                                   Adjustments
                                        Per Books  Dr. (Cr.)       Pro Forma

ASSETS

PROPERTY, PLANT AND EQUIPMENT           $672,632                   $672,632
LESS - ACCUMULATED DEPRECIATION,
             DEPLETION AND AMORTIZATION  212,986                    212,986
                                         459,646         0          459,646
CURRENT ASSETS
    CASH & TEMP. CASH INVESTMENTS            331    96,939 (a,b)     97,270
    ACCOUNTS RECEIVABLE                    4,948                      4,948
    NOTES RECEIVABLE - INTERCOMPANY        5,900                      5,900
    ACCOUNTS RECEIVABLE - INTERCOMPANY    13,392                     13,392
    GAS STORED UNDERGROUND                 2,811                      2,811
    MATERIALS AND SUPPLIES                13,971                     13,971
    PREPAYMENTS                            3,785                      3,785
                                          45,138    96,939          142,077
OTHER ASSETS
    RECOVERABLE FUTURE TAXES               5,275                      5,275
    INVESTMENTS IN ASSOC. COMPANIES           61                         61
    OTHER REGULATORY ASSETS                1,834                      1,834
    UNAMORTIZED DEBT EXPENSE               4,642                      4,642
    DEFERRED CHARGES                       8,856                      8,856
    OTHER                                  4,882                      4,882
                                          25,550         0           25,550

TOTAL ASSETS                            $530,334  $ 96,939         $627,273

CAPITALIZATION AND LIABILITIES

CAPITALIZATION:
    CAPITAL STOCK OF SUBSIDIARIES       $ 25,345                    $25,345
    PAID IN CAPITAL                       35,894                     35,894
    EARNINGS REINVESTED IN THE
       BUSINESS                          144,091     3,911 (b,c)    140,180
                                         205,330     3,911          201,419

NOTES PAYABLE INTERCOMPANY               180,965                    180,965
TOTAL CAPITALIZATION                     386,295     3,911          382,384


CURRENT AND ACCRUED LIABILITIES
    NOTES PAYABLE - INTERCOMPANY          44,700  (102,956)(a)       147,656
    ACCOUNTS PAYABLE                       3,961                       3,961
    ACCOUNTS PAYABLE-INTERCOMPANY          7,091                       7,091
    AMOUNTS PAYABLE TO CUSTOMERS             419                         419
    OTHER ACCRUALS AND CURRENT
      LIABILITIES                         13,501     2,106 (c)        11,395
                                          69,672  (100,850)          170,522

DEFERRED CREDITS
    ACCUMULATED DEFERRED INCOME
      TAXES                               59,438                      59,438
    TAXES REFUNDABLE TO CUSTOMERS            601                         601
    UNAMORTIZED INVESTMENT TAX CREDIT        424                         424
    OTHER DEFERRED CREDITS                13,904                      13,904
                                          74,367         0            74,367

TOTAL CAPITALIZATION AND LIABILITIES    $530,334  $(96,939)         $627,273

SEE NOTES TO PROFORMA CONSOLIDATED FINANCIAL STATEMENTS.

                    NATIONAL FUEL GAS SUPPLY CORPORATION                S-4
                      PROFORMA STATEMENTS OF INCOME AND             Page 2 of 3
                     EARNINGS REINVESTED IN THE BUSINESS
                 FOR THE TWELVE MONTHS ENDED AUGUST 31, 1995
                               (UNAUDITED)
                         (Thousands of Dollars)

                                                  Adjustments
                                   Per Books      Dr. (Cr.)       Pro Forma

OPERATING REVENUES                  $152,271                      $152,271

OPERATING EXPENSES:
        OPERATION EXPENSE             54,146                        54,146
        MAINTENANCE                    7,634                         7,634
        PROPERTY, FRANCHISE &
           OTHER TAXES                10,631                        10,631
        DEPRECIATION, DEPLETION &
           AMORTIZATION               18,958                        18,958
        INCOME TAXES - NET            16,437       (2,106)(c)       14,331
                                     107,806       (2,106)         105,700

OPERATING INCOME                      44,465       (2,106)          46,571

OTHER INCOME                           1,672                         1,672

INCOME BEFORE INTEREST CHARGES        46,137       (2,106)          48,243

INTEREST CHARGES:
        INTEREST - INTERCOMPANY       17,948        6,017 (b)       23,965
        OTHER INTEREST                 1,414                         1,414
                                      19,362        6,017           25,379

NET INCOME                            26,775        3,911           22,864

EARNINGS REINVESTED IN THE BUSINESS
   BALANCE AT SEPTEMBER 1, 1994      136,759                       136,759
                                     163,534        3,911          159,623
   DIVIDENDS ON COMMON STOCK          19,443                        19,443
   BALANCE AT AUGUST 31, 1995       $144,091       $3,911         $140,180

SEE NOTES TO PROFORMA CONSOLIDATED FINANCIAL STATEMENTS.

              NATIONAL FUEL GAS SUPPLY CORPORATION                     S-4
                  PRO FORMA ADJUSTING ENTRIES                      Page 3 of 3
                     AS OF AUGUST 31, 1995
                          (UNAUDITED)
                    (Thousands of Dollars)
                                                        Debit         Credit

          (a)
Cash                                                   102,956
     Notes Payable Intercompany - Current                            102,956

To increase money pool borrowings
to allocated share of incremental borrowings.

          (b)
Interest Expense Intercompany                            6,017
     Cash                                                              6,017

To record interest expense on borrowings in entry (a) at a rate of 5.845%.

          (c)
Income Tax Payable                                       2,106
     Income Tax Expense                                                2,106
To record tax effect of entry (b) at 35%.